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                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

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                                              RULE 14A-6(E)(2))
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[_]  Soliciting Material Pursuant to Rule 14a-12

                         Willamette Industries, Inc.
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:





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                   [Willamette Industries, Inc. Letterhead]


Dear Employees:

Yesterday, Weyerhaeuser extended its hostile offer for Willamette until June 7th, the date of our annual shareholders meeting. We have responded publicly with the attached press release, but I wanted you to hear our thoughts directly from me.

First, while we are disappointed that Weyerhaeuser has continued its hostile campaign, it is noteworthy that less than 45% of Willamette's shares were tendered into Weyerhaeuser's $50 offer, which our board has determined to be inadequate. This percentage number is down from previous extensions. We believe this decline reflects increased understanding by shareholders that Weyerhaeuser's offer simply does not reflect the value of this company. We also believe that more shareholders now appreciate what our Board has believed all along: Weyerhaeuser's offers have been opportunistic attempts to acquire the company and to capture value - value you helped create - for Weyerhaeuser's own shareholders.

Second, Weyerhaeuser also placed an advertisement in yesterday's Wall Street Journal. We believe Weyerhaeuser has further tarnished its reputation in this ad by inappropriately personalizing its attack on Bill Swindells, suggesting that he and "his board" are "hiding behind a staggered board and poison pill." This attack is insulting to Bill and all of us, and indicative of Weyerhaeuser management's mindset.

It is a great shame that, while we have tried very hard to defend Willamette by focusing on the facts, Weyerhaeuser, through its hostile actions, is attempting to tarnish the reputation of one of the most respected businessmen in our industry. We think this underscores the significant differences between our two cultures.

The fact is, the entire Board of Willamette fully understands its legal obligations to act in the best interests of shareholders and other constituencies. The Board remains unanimous in its belief that the current offer is woefully inadequate and that we can deliver more value to our shareholders as an independent company. The Board has also said repeatedly that it will not negotiate at a "bargain basement price" for what it regards as the industry's premier company.

We intend, subject to our fiduciary duties, to continue fighting as hard as we can. We appreciate your continued support, hard work and positive attitude.

I would also like to thank those of you who have submitted your green proxy cards voting in favor of Willamette's directors. By voting for Willamette's directors, we believe you will be voting to protect your jobs, your communities
and the value of your investment in Willamette.   Every vote counts (remember
Florida), so I would encourage all of you to vote your green proxy cards as soon as possible.

As ever, I will try to keep you up informed of any developments as they unfold.

Sincerely,

/s/ Duane
Duane